Exhibit (e)(1)(b)

                                  AMENDMENT TO
                             DISTRIBUTION AGREEMENT


         This Amendment is made as of June 27, 2001 between AMSOUTH FUNDS (the "Fund"), an open-end investment management company registered under the Investment Company Act of 1940, and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services, an Ohio limited partnership ("Distributor"), 3435 Stelzer Road, Columbus, Ohio 43219. The parties hereby amend the Distribution Agreement (the "Agreement") between the Fund and BISYS, dated as of November 23, 1999, as set forth below.

         WHEREAS, BISYS, in its capacity as distributor for the Fund may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Fund (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Fund; and

         WHEREAS, the Fund and BISYS desire to protect the confidentiality and security of nonpublic personal financial information relating to present or former shareholders of the Fund.

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. CONFIDENTIALITY OF INFORMATION. Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to BISYS, or collected or retained by BISYS to perform its duties as distributor shall be considered confidential information. BISYS shall not disclose or otherwise use nonpublic personal financial information relating to present or former shareholders of the Fund other than for the purposes for which that information was disclosed to BISYS, including use under an exception in sections 248.14 or 248.15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes or at the direction of the Fund.

         2. PROCEDURAL SAFEGUARDS. BISYS shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Fund

         3. FUND PRIVACY POLICY. The Fund represents to BISYS that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         4. GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.


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         5. EFFECTIVE DATE. The effective date of this amendment shall be July
1, 2001.

         6. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                       AMSOUTH FUNDS

                                       By:
                                                --------------------------------

                                       Title:
                                                --------------------------------


                                       BISYS FUND SERVICES LIMITED PARTNERSHIP


                                       By:
                                                --------------------------------

                                       Title:
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